                      CITICASTERS INC. AND SUBSIDIARIES

            EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON SHARE
                   (In thousands except per share amounts)


                                                         Year ended
                                                        December 31,
                                                            1994
                                                        ------------
Net earnings used to calculate primary and fully-
  diluted earnings per share                               $63,106
                                                           =======

Shares used in calculation of primary earnings
  per share:
    Weighted average common shares                          10,905
    Dilutive effect of assumed exercise of certain
      options for the purchase of common shares                107
                                                           -------
    Weighted average common shares used to calculate
      primary earnings per share                            11,012
                                                           =======

Primary earnings per common share                          $  5.73



Shares used in calculation of fully-diluted
  earnings per share:
    Weighted average common shares                          10,905
    Dilutive effect of assumed exercise of certain
      options for the purchase of common shares                217
                                                           -------
    Weighted average common shares used to calculate
      fully-diluted earnings per share                      11,122
                                                           =======

Fully-diluted earnings per common share                    $  5.67


As a result of the effects of the reorganization, earnings per share for periods ending on or prior to December 31, 1993 have been rendered meaningless and, therefore omitted from the financial statements.


                                     E-2